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FOR IMMEDIATE RELEASE                             For more information contact:
AUGUST 30, 1996                                   Lane Ward, President/CEO
                                                  (713) 342-5571


                      FORT BEND HOLDING CORP. TO PURCHASE
               CONTROLLING INTEREST IN MORTGAGE BANKING BUSINESS

    ROSENBERG, TEXAS, August 30, 1996 -- Fort Bend Holding Corp. today announced that its wholly owned subsidiary, Fort Bend Federal Savings and Loan Association of Rosenberg ("Fort Bend"), has executed a letter of intent with The Woodlands Corporation to acquire a controlling interest in a new limited liability company to be called the New Mitchell Mortgage Company ("New Mitchell"). It is being formed for the purpose of engaging in the mortgage banking business, including the origination and servicing of single family purchase loans, single family construction loans and commercial and multifamily real estate loans. The Woodlands will contribute certain mortgage loans and its mortgage servicing portfolio and liabilities of its wholly-owned mortgage banking subsidiary, Mitchell Mortgage Company ("Mitchell"), in exchange for a 49% ownership interest in New Mitchell and Fort Bend will contribute cash in exchange for a 51% ownership interest in New Mitchell. Mitchell Mortgage Company was formed in 1974 and has had a mortgage banking relationship with Fort Bend Holding Corp. for seven years.

    Upon satisfactory completion of both parties' due diligence review, Fort Bend and The Woodlands Corporation intend to enter into a definitive agreement at the earliest practicable date. The transaction should be completed by year end. New Mitchell is proposed to be operated in a manner consistent with that currently engaged in by Mitchell.

    "We are very pleased to be able to join forces with The Woodlands Corporation in this venture," said Lane Ward, President of Fort Bend Holding Corp. "The Woodlands Corporation's development known as The Woodlands has long been one of the premier residential and commercial projects in the Houston metropolitan market. By combining the strengths of Fort Bend and Mitchell Mortgage Company, we anticipate being able to provide superior services to this area" he concluded.

    The Woodlands is a 25,000-acre community located 27 miles north of downtown Houston. Open for 22 years, The Woodlands is home to 46,000 people and more than 700 companies that provide 16,500 jobs within the community. With new homes priced from the $90's to more than $1 million, The Woodlands has been number one in new home sales in the region since 1990.

    Fort Bend Holding Corp. reported total assets of $254.7 million, deposits of $204.9 million, and stockholders equity of $18.0 million as of June 30, 1996. Fort Bend Holding Corp.'s stock is traded on the Nasdaq National Market under the symbol "FBHC".